Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

Versant Announces Record Quarterly Income from Continuing Operations of $1.0 Million

Cash Increase of approximately $1.4 Million from the previous quarter.

Company raises fiscal year 2006 net income target to $1 per share.

Fremont, California, August 29, 2006 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its operating results for the third fiscal quarter ended July 31, 2006.

For the quarter, Versant reported revenues of $3.8 million from its continuing operations, compared to $3.5 million for the comparable period last year, representing an increase of approximately 9%. Income from continuing operations for the quarter was $1.0 million, representing the highest income from operations since Versant’s Initial Public Offering in 1996.

Net income for the quarter was also $1.0 million and diluted net income per share was $0.28, compared to a net loss of $14.4 million and net loss per share of $4.04 for the comparable period last year.

Versant also reported positive cash flows from its operating activities of approximately $1.2 million for the quarter, resulting in a cash and cash equivalents balance of approximately $7.3 million as of July 31, 2006.  This cash and cash equivalents position represents an increase of $3.3 million compared to $4.0 million in cash and cash equivalents at the Company’s most recent fiscal year end at October 31, 2005 and an increase of approximately $1.4 million compared to $5.9 million in cash and cash equivalents at the end of the Company’s last fiscal quarter.

During the quarter the Company also closed and received payment for a multi-year maintenance agreement with a European customer for a total of $0.9 million, which will be recognized ratably over a five year period as maintenance revenue.

“Record quarterly income, strong cash flow and an increase in maintenance backlog are very good news in any quarter. Given the fact that our third quarter is typically a weaker quarter, we are exceptionally pleased with these results”, said Jochen Witte, CEO of Versant Corporation.  Mr. Witte also noted that total operating expenses for the quarter were approximately $2.3 million, down somewhat from operating expenses of $2.4 million and $3.0 million for the Company’s two most recent fiscal quarters ended

April 30 and January 31, 2006, respectively.

“Our net income for the first three quarters of fiscal 2006, inclusive of the gain from sale of our WebSphere practice, has already met the top end of our previously announced range of targeted net income for fiscal 2006. We are therefore raising our net income guidance to approximately $3.5 million or $1.00 per diluted share for fiscal 2006”, added Mr. Witte.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software. Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements regarding our updated guidance regarding our expected net income and net income per share for fiscal 2006, our expectations regarding our achieving or exceeding these net income targets, our expectations of the receipt of contingent earn-out payments from the sale of the WebSphere consulting practice assets and our expectations for recognizing revenue from (and the timing of recognition of revenue from) a multi-year maintenance agreement with a European customer.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties.  There are many important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation; our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions, changing market demands or perceptions of our products and technologies, the fact that our results of operations are highly dependent on sales of our Versant Object Database product, the performance of our resellers, the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; potential reductions in the prices we charge for our products and services due to competitive conditions; the uncertainty as to the impact and duration of the current market reductions in corporate IT spending; the possibility that additional restructuring actions or similar events may be required in the future, resulting in charges that would adversely affect net income or increase net loss; and the company’s ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on

Form 10-KSB for the year ending October 31, 2005 and its Quarterly Reports on Form 10-Q for the quarters ending January 31 and April 30, 2006 and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries. All other products are a registered trademark or trademark of their respective company in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday August 29, 2006
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number:	1-800-936-9754
International:	1-973-935-2048
Conference ID:	7778950
Internet Simulcast: *	http://viavid.net/dce.aspx?sid=0000350B

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (510)789-1577.

A replay of the conference call will be available until September 5, 2006**

Replay number:  1-877-519-4471

International Replay number:  1-973-341-3080

Replay Pass Code:  7778950

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 31,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$7,317	$3,958
Trade accounts receivable, net of allowance for doubtful account of $49 and $114 at July 31, 2006 and October 31, 2005, respectively	1,868	2,529
Other current assets	1,002	744
Total current assets	10,187	7,231

Property and equipment, net	391	489
Goodwill	6,720	6,720
Intangible assets, net	1,275	1,512
Other assets	63	294
Total assets	$18,636	$16,246

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$290	$779
Accrued liabilities	2,185	2,667
Deferred revenues	2,922	2,779
Deferred rent	136	136
Total current liabilities	5,533	6,361

Long term restructuring accrual	—	448
Deferred revenues	807	184
Deferred rent	32	128
Variable interest entity liability	—	137
Total liabilities	6,372	7,258

Stockholders’ equity:
Common stock, no par value	94,927	94,755
Deferred stock-based compensation	—	(44)
Other comprehensive income, net	514	396
Accumulated deficit	(83,177)	(86,119)
Total stockholders’ equity	12,264	8,988
Total liabilities and stockholders’ equity	$18,636	$16,246

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	July 31,	July 31,	July 31,
	2006	2005	2006	2005
Revenues:
License	$1,934	$1,706	$6,192	$6,772
Maintenance	1,730	1,511	4,820	4,645
Professional services	91	235	1,148	528
Total revenues	3,755	3,452	12,160	11,945

Cost of revenues:
License	43	53	205	164
Amortization of intangible assets	79	197	237	592
Maintenance	330	327	1,059	1,101
Professional services	84	246	709	749
Total cost of revenues	536	823	2,210	2,606

Gross profit	3,219	2,629	9,950	9,339

Operating expenses:
Sales and marketing	669	1,466	2,380	4,817
Research and development	723	1,004	2,294	3,050
General and administrative	860	997	2,783	3,540
Impairment of goodwill and intangibles	—	12,913		12,913
Restructuring	—	621	218	500
Total operating expenses	2,252	17,001	7,675	24,820

Income (loss) from operations	967	(14,372)	2,275	(15,481)
Outside shareholders’ income from VIE	—	—	138	—
Other income (loss), net	43	(41)	90	163
Gain on disposal of Variable Interest Entity	—	—	131	—
Income (loss) from continuing operations before taxes	1,010	(14,413)	2,634	(15,318)
Net provision for income taxes	93	1	275	69
Net income (loss) from continuing operations	917	$(14,414)	$2,359	$(15,387)
Gain from sale of discontinued operations, net of income taxes	—	—	468	—
Net income from discontinued operations, net of income taxes	91	61	113	321
Net income (loss)	$1,008	$(14,353)	$2,940	$(15,066)

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to common shareholders	$0.25	$(4.06)	$0.66	$(4.38)
Earnings from discontinued operations, net of income tax	$0.03	$0.02	$0.16	0.09
Net income (loss) attributable to common shareholders	$0.28	$(4.04)	$0.82	$(4.29)

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to common shareholders	$0.25	$(4.06)	$0.66	$(4.38)
Earnings from discontinued operations, net of income tax	$0.03	$0.02	$0.16	$0.09
Net income (loss) attributable to common shareholders	$0.28	$(4.04)	$0.82	$(4.29)

Shares used in per share calculation:
Basic	3,573	3,553	3,564	3,515
Diluted	3,579	3,553	3,573	3,515

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$6	$6	$31	$18
Sales and marketing	11	4	31	12
Research and development	21	11	58	32
General and administrative	21	4	60	13
Total	$59	$25	$180	$75